AMENDMENT TO
ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

This Amendment dated as of August 7, 2015 (this “Amendment”) is to the Administration, Bookkeeping and Pricing Services Agreement dated May 23, 2014 (the “Agreement”), by and between Griffin Institutional Access Real Estate Fund (the “Fund”), organized as a Delaware statutory trust, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Fund and ALPS wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.            Effective as of the date of this Amendment, APPENDIX C (COMPENSATION) of the Agreement is deleted in its entirety and replaced with the APPENDIX C (COMPENSATION) attached hereto and incorporated by reference herein.

2.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

GRIFFIN INSTITUTIONAL ACCESS REAL ESTATE FUND

By:	/s/ Randy Anderson
Name:	Randy Anderson
Title:	Chairman

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX C

COMPENSATION

In consideration of the Services provided by ALPS under this Agreement for the first three share classes of the Fund, the Fund shall pay ALPS the following:

•	GREATER OF $150,000* annual minimum or the following basis point fee schedule:

Annual Net Assets:	Basis Points:
Between $0 - $250M	7.5
$250M - $500M	5.0
$500M - $1B	4.0
Above $1B	2.5

*	Such minimum fees are subject to an annual cost of living adjustment.

Additional Share Class Fees

•	$2,500 annual fee for each additional share class over the first three share classes in the Fund.

Out-of-Pocket Expenses:

All out-of-pocket expenses are passed through to the Fund at cost, including but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 16 control review reports, travel expenses to Board meetings and on-site reviews, printing, filing and mailing fees, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement.

Late Charges:

All invoices are due and payable upon receipt.  Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.
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